Exhibit 10.35

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE ("First Amendment") is made and entered into as of December 30, 2019 (the "Effective Date"), by and between RTP55 OWNER, LLC, a Delaware limited liability company ("Landlord"), and INPHI CORPORATION, a Delaware corporation ("Tenant").

r e c i t a l s :

A.       Landlord and Tenant are parties to that certain Office Lease (the "Lease") dated as of October 24, 2019, pursuant to which Tenant leases (i) that certain space (the "110 Premises") consisting of all of the 87,608 rentable square feet of space in the building (the "110 Building") located at 110 Rio Robles, San Jose, California and (ii) that certain space (the "130 Premises") consisting of a portion of the rentable square feet in the building (the "130 Building") located at 130-134 Rio Robles, San Jose, California in the development commonly known as "Riotech Office Park" (the "Project"). The 110 Premises and the 130 Premises shall be referred to collectively as the "Premises."

B.       The location of the demising walls for the 130 Premises has been modified, and Landlord and Tenant desire to amend the Lease to reflect the resulting modified rentable square footage of the 130 Premises, and to otherwise amend the Lease on the terms and conditions contained in this First Amendment.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2.     Remeasurement. Notwithstanding anything to the contrary set forth in the Lease, Landlord and Tenant acknowledge and agree that as of the Effective Date: (i) the location of a demising walls separating the 130 Premises from the remainder of the 130 Building has been modified as shown on Exhibit A attached hereto, and accordingly Landlord has remeasured the 130 Premises and (ii) according to such remeasurement, (a) the 130 Premises contains 23,003 rentable square feet of space and (b) the Premises contains a total of 110,611 rentable square feet of space.

3.        Rent.

3.1     Base Rent. Notwithstanding any provision to the contrary set forth in the Lease, and further to the updated rentable square footage documented above, Landlord and Tenant hereby acknowledge and agree that, as of the Effective Date, the Base Rent schedule set forth in Section 4 of the Summary of Basic Lease Information of the Lease is hereby deleted and replaced with the following:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Square Foot
1**	$2,628,240.00 *	$219,020.00 *	$2.50
2	$3,424,516.56	$285,376.38	$2.58
3	$3,517,429.80	$293,119.15	$2.65
4	$3,623,616.36	$301,968.03	$2.73
5	$3,729,802.92	$310,816.91	$2.81
6	$3,849,262.80	$320,771.90	$2.90
7	$3,968,722.68	$330,726.89	$2.99
8	$4,074,909.24	$339,575.77	$3.07
9	$4,207,642.44	$350,636.87	$3.17
10	$4,327,102.32	$360,591.86	$3.26
11	$4,459,835.52	$371,652.96	$3.36

*Subject to the Base Rent Abatement set forth in Section 3.2 of the Lease.

**The Base Rent for the period commencing on the Lease Commencement Date and expiring twelve (12) months thereafter set forth in the schedule above was calculated based on the Premises being deemed to contain only 87,608 rentable square feet, notwithstanding that Tenant is leasing the entire Premises (consisting of 110,611 rentable square feet). Tenant shall have no obligation to pay Operating Expenses or Tax Expenses which arise or accrue during such twelve (12) month period with respect to Tenant's 130 Building Share only.

4.    Operating Expenses. Notwithstanding any provision contained in the Lease to the contrary, as of the Effective Date, (i) the reference to "With respect to the 130 Building, 47.52%" in Section 6 of the Summary of Basic Lease Information of the Lease shall be amended and restated as "With respect to the 130 Building, 47.62% and (ii) the reference to "With respect to the Project, approximately 29.27%" in Section 6 of the Summary of Basic Lease Information of the Lease shall be amended and restated as "With respect to the Project, approximately 29.34%".

5.     Right of First Refusal. Notwithstanding any provision contained in the Lease to the contrary, as of the Effective Date, the First Refusal Space (as defined in Section 1.3 of the Lease) contains 22,298 rentable square feet.

6.     Tenant Improvement Allowance. Notwithstanding any provision contained in the Lease to the contrary, as of the Effective Date, the total Tenant Improvement Allowance shall equal $8,003,547.00.

7.    No Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment and that they know of no real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, occurring by, through or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease.

8.       No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[Signatures to follow on next page]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"	RTP55 OWNER, LLC, a Delaware limited liability company By: s/ Bruce Burkard Name: Bruce Burkard Its: Authorized Signatory

"TENANT"	INPHI CORPORATION, a Delaware corporation By: /s/ John S. Edmunds Name: John S. Edmunds Its: SVP & CFO